Exhibit 1A-17

A Proposed 30-Unit Apartment Building (Permits Ready to Issue)1550-1556 S Fairfax Ave, Los Angeles, CA 90019

Ready-To-Issue DevelopmentInvestment SummaryA Proposed 30-Unit Apartment Building (Permits Ready to Issue)A shovel-ready RTI Development Site prepared for a 30-Unit Apartment Building. The Property consists of two contiguous R3 lots totaling 13,769.98 square feet of land. On-grade parking and one (1) subterranean parking level are provided to allow for (50) vehicle spaces and (33) bicycle stalls. The plans also provide private balconies for every unit and a community rooftop area.Ideally located within a Tier 3 TOC, this project is perfect for developers seeking to enter an affluent, yet rapidly growing pocket of Los Angeles. Pico-Robertson, specifically Faircrest Heights, benefits from its superior location, neighboring other highly-sought after submarkets. Pico-Robertson is nestled around Beverly Hills, Miracle Mile, Beverly Grove, West LA, and Culver City, all of which have established high barriers of entry with extremely limited development opportunities available. Ultimately, the Property offers developers a safe construction project with a swift commencement and less exposure to potential market shifts.Property OverviewPROPERTY OVERVIEWProperty Address1550-1556 S Fairfax Ave, Los Angeles, CA 90019SubmarketPico-RobertsonPocket of SubmarketFaircrest HeightsProperty TypeResidential / Land DevelopmentLot Size13,769 SQFT

Financial SummaryPurchase Price$4,000,000.Cost/Unit$133,000.Buildable SQFT33,870.Construction Cost$8,467,000.Rentable SQFT31,179 SQFTRental Income Per Year$1,496,000.Mortgage per Year$0.00Operation Expenses$100,000.Net Yearly Income$1,396,000.